Exhibit 99.1

SOHU.COM REPORTS FOURTH QUARTER AND FISCAL YEAR 2015 UNAUDITED FINANCIAL RESULTS

BEIJING, CHINA, February 1, 2016 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today reported unaudited financial results for the fourth quarter and fiscal year ended December 31, 2015.

Fourth Quarter Highlights

•	Total revenues were US$466 million[1], down 2% year-over-year and 11% quarter-over-quarter.

•	Brand advertising revenues were US$141 million, down 5% year-over-year and 7% quarter-over-quarter. Of this, revenues of Sohu Media Portal, or Sohu.com excluding Sohu Video, were US$49 million, flat year-over-year and down 4% quarter-over-quarter. Revenues of Sohu Video were US$51 million, up 1% year-over-year and down 8% quarter-over-quarter.

•	Sogou[2] revenues were US$166 million, up 39% year-over-year and 2% quarter-over-quarter.

•	Online game revenues were US$127 million, down 31% year-over-year and 17% quarter-over-quarter.

•	GAAP net loss attributable to Sohu.com Inc. was US$31 million, or US$0.80 loss per fully-diluted share.

Non-GAAP3 net loss attributable to Sohu.com Inc. was US$13 million, or US$0.34 loss per fully-diluted share.

Fiscal Year 2015 Highlights

•	Total revenues were US$1.9 billion, up 16% compared with 2014, a new high in Sohu’s operating history.

•	Brand advertising revenues were US$577 million, up 7% compared with 2014. Of this, revenues of Sohu Media Portal, or Sohu.com excluding Sohu Video, were US$198 million, flattish as compared with 2014. Revenues of Sohu Video were US$213 million, up 21% compared with 2014.

•	Sogou revenues were US$592 million, up 53% compared with 2014.

•	Online game revenues were US$637 million, down 2% compared with 2014.

•	GAAP net loss attributable to Sohu.com Inc. was US$51 million, or US$1.32 loss per fully-diluted share.

Non-GAAP net loss attributable to Sohu.com Inc. was US$4 million, or US9 cents loss per fully-diluted share.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc., commented, “We ended 2015 with a solid quarter as both top-line and bottom-line results were better than our prior expectation. For the full year of 2015, despite the weak macro condition and adverse foreign exchange impact, we managed to deliver steady growth. Total revenues set a new record at $1.9 billion, up 16% from 2014. For Sohu Media Portal, while the slowdown of the economy shrank the budget of traditional brand advertisers, the rapid growth of revenues from Small & Medium Enterprises (“SME”) customers helped offset the impact. Sohu Video’s 2015 total revenues rose 33% from 2014 as non-advertising business gained encouraging traction. Sogou grew annual revenue to a new record high while achieving a sizeable profit. Changyou’s full year revenues reached $762 million, the highest in its history, and its profit rebounded substantially as a result of effective cost control measures.”

[1]	In the fourth quarter of 2015, depreciation of the RMB against the U.S. dollar had an impact on our reported financial results. Excluding the effect of foreign exchange rate changes, total revenues in the fourth quarter of 2015 would have been US$19 million higher, representing an annual growth rate of 2% and a sequential decrease of 7%.
[2]	Sogou operates the search and search-related business and offers Internet value-added services (“IVAS”) with respect to Web games developed by third-party developers. In the statements of operations, revenues from search and search-related services are recorded as “Search and search-related” revenue, and revenues from IVAS are recorded as “Others” revenue.
[3]

Non-GAAP results exclude share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders of Sogou. Explanation of the Company’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and “Reconciliations of Non-GAAP Results of Operation Measures to the Nearest Comparable GAAP Measures.”

Dr. Zhang added, “On the business side, we are pleased to see the strong momentum across our key products. Benefiting from improved product design and enriched content, in 2015, Sohu News App’s daily active users rose about 50%. Sohu Video invested heavily in developing professionally-generated content or PGC, a more cost effective category, where the traffic almost doubled during the year in terms of video views. In 2015, Sogou’s operating metrics set new records across the board. In particular, the aggregate search traffic increased by 34%, mainly attributable to triple-digit growth in mobile search traffic. Sogou’s mobile keyboard App solidified its No.1 position in the Chinese language input market and ranked No.3 among all mobile apps in China in terms of daily active users, according to iResearch.”

Mr. Xiaochuan Wang, CEO of Sogou, commented, “In 2015, Sogou further reinforced its competitive position through differentiation. On top of exclusive access to Weixin and QQ Group content, we recently became the exclusive search partner of Zhihu, the largest online knowledge sharing platform in China. The variety of unique and premium content helped boost the Sogou Search brand and enhance search experience among users.”

Fourth Quarter Financial Results

Revenues

Total revenues for the fourth quarter of 2015 were US$466 million, down 2% year-over-year and 11% quarter-over-quarter.

Total online advertising revenues, which include revenues from the brand advertising and search and search-related businesses, for the fourth quarter of 2015 were US$292 million, up 13% year-over-year and down 2% quarter-over-quarter.

Brand advertising revenues for the fourth quarter of 2015 totaled US$141 million, down 5% year-over-year and 7% quarter-over-quarter. The year-over-year decrease was mainly due to decreases in revenues from the real estate and 17173 advertising businesses. The quarter-over-quarter decrease was mainly due to decreases in revenues from the online video and 17173 advertising businesses. Revenues of Sohu Media Portal, or Sohu.com excluding Sohu Video, were US$49 million, flat year-over-year and down 4% quarter-over-quarter. Revenues of Sohu Video were US$51 million, up 1% year-over-year and down 8% quarter-over-quarter.

Search and search-related revenues for the fourth quarter of 2015 were US$151 million, up 37% year-over-year and 2% quarter-over-quarter. The year-over-year increase was mainly driven by the search business as a result of increases in the number of paid clicks.

Online game revenues for the fourth quarter of 2015 were US$127 million, down 31% year-over-year and 17% quarter-over-quarter. The year-over-year and quarter-over-quarter decreases were mainly due to the natural decline in revenues of older games, such as TLBB 3D and TLBB, and a decrease in Web game revenue as a result of the sale of the 7Road business in the third quarter of 2015.

Gross Margin

Both GAAP and non-GAAP gross margin was 57% for the fourth quarter of 2015, compared with 59% in the fourth quarter of 2014 and 59% in the third quarter of 2015.

GAAP gross margin for the online advertising business for the fourth quarter of 2015 was 47%, compared with 52% in the fourth quarter of 2014 and 49% in the third quarter of 2015. Non-GAAP gross margin for the online advertising business for the fourth quarter of 2015 was 47%, compared with 53% in the fourth quarter of 2014 and 49% in the third quarter of 2015.

Both GAAP and non-GAAP gross margin for the brand advertising business in the fourth quarter of 2015 was 38%, compared with 48% in the fourth quarter of 2014 and 40% in the third quarter of 2015. The year-over-year decrease was primarily due to an increase in video content costs.

Both GAAP and non-GAAP gross margin for the search and search-related business in the fourth quarter of 2015 was 55%, compared with 59% in the fourth quarter of 2014 and 58% in the third quarter of 2015. The year-over-year and quarter-over-quarter decreases in gross margin were mainly due to higher traffic acquisition costs as a percentage of search and search-related revenues.

Both GAAP and non-GAAP gross margin for online games in the fourth quarter of 2015 was 78%, compared with 72% in the fourth quarter of 2014 and 77% in the third quarter of 2015. The year-over-year increase in gross margin was due to a change in our revenue mix, where mobile games, which typically incur higher revenue-sharing costs compared to PC games, contributed less revenue.

Operating Expenses

For the fourth quarter of 2015, GAAP operating expenses totaled US$246 million, down 22% year-over-year and 7% quarter-over-quarter. Non-GAAP operating expenses were US$221 million, down 23% year-over-year and 17% quarter-over-quarter. We recognized US$52 million of goodwill impairment and impairment of intangibles via acquisitions of businesses, largely related to Changyou’s Raidcall business in the fourth quarter of 2014 and US$40 million of impairments to goodwill and intangibles via acquisitions of businesses, largely related to Changyou’s Dolphin Browser business in the third quarter of 2015. Excluding the non-recurring items, non-GAAP operating expenses were down 6% year-over-year and 3% quarter-over-quarter.

Operating Profit

GAAP operating profit for the fourth quarter of 2015 was US$19 million, compared with an operating loss of US$34 million in the fourth quarter of 2014 and an operating profit of US$43 million in the third quarter of 2015.

Non-GAAP operating profit for the fourth quarter of 2015 was US$44 million, compared with an operating loss of US$6 million in the fourth quarter of 2014 and an operating profit of US$41 million in the third quarter of 2015.

Income Tax Expense

Both GAAP and non-GAAP income tax expense was US$20 million for the fourth quarter of 2015, compared with income tax expense of US$9 million in the fourth quarter of 2014.

Net Income

Before deducting the share of net income pertaining to non-controlling interest, GAAP net income for the fourth quarter of 2015 was US$9 million, compared with a net loss of US$33 million in the fourth quarter of 2014 and net income of US$93 million in the third quarter of 2015. Before deducting the share of net income pertaining to non-controlling interest, non-GAAP net income for the fourth quarter of 2015 was US$34 million, compared with a net loss of US$5 million in the fourth quarter of 2014 and net income of US$91 million in the third quarter of 2015.

GAAP net loss attributable to Sohu.com Inc. for the fourth quarter of 2015 was US$31 million, or US$0.80 loss per fully-diluted share, compared with a net loss of US$20 million in the fourth quarter of 2014 and net income of US$39 million in the third quarter of 2015. Non-GAAP net loss attributable to Sohu.com Inc. for the fourth quarter of 2015 was US$13 million, or US$0.34 loss per fully-diluted share, compared with a net loss of US$14 million in the fourth quarter of 2014 and net income of US$49 million in the third quarter of 2015.

Liquidity

As of December 31, 2015, the Sohu Group had net cash and cash equivalents and short-term investments of US$1.42 billion, compared with US$1.07 billion as of December 31, 2014.

Fiscal Year 2015 Financial Results

Revenues

Total revenues for 2015 were US$1.9 billion, up 16% compared with 2014.

Total online advertising revenues, which include revenues from the brand advertising and search and search-related businesses, for 2015 were US$1.1 billion, up 24% compared with 2014.

Brand advertising revenues for 2015 were US$577 million, up 7% compared with 2014, mainly driven by the online video business. Revenues of Sohu Media Portal, or Sohu.com excluding Sohu Video, were US$198 million, flattish as compared with 2014. Revenues of Sohu Video were US$213 million, up 21% compared with 2014.

Search and search-related revenues for 2015 were US$540 million, up 51% compared with 2014. The increase was mainly driven by the search business as a result of increases in the number of paid clicks and higher average cost per click.

Online game revenues for 2015 were US$637 million, down 2% compared with 2014.

Gross Margin

Both GAAP and non-GAAP gross margin was 56% for 2015, compared with 59% in 2014.

Both GAAP and non-GAAP gross margin for the online advertising business for 2015 was 44%, compared with 48% in 2014.

Both GAAP and non-GAAP gross margin for the brand advertising business for 2015 was 34%, compared with 43% in 2014. The decrease was primarily due to an increase in video content costs.

Both GAAP and non-GAAP gross margin for the search and search-related business for 2015 was 56%, compared with 54% in 2014. The increase in gross margin was mainly due to growing revenues, combined with lower costs as a percentage of search and search-related revenues.

Both GAAP and non-GAAP gross margin for online games for 2015 was 75%, compared with 78% in 2014.

Operating Expenses

For 2015, GAAP operating expenses totaled US$996 million, down 17% compared with 2014. Non-GAAP operating expenses were US$944 million, down 16% compared with 2014. The decreases were primarily due to decreases in salary and compensation expenses and marketing and promotional spending for mobile internet products of Changyou.

Operating Profit

GAAP operating profit for 2015 was US$82 million, compared with an operating loss of US$205 million in 2014.

Non-GAAP operating profit for 2015 was US$136 million, compared with an operating loss of US$131 million in 2014.

Other Income

Other income for 2015 was US$75 million, compared with other income of US$10 million in 2014. The increase in other income for 2015 included gain recognized from the divestment of 7Road, a Web game business of Changyou in the third quarter of 2015.

Income Tax Expense

Both GAAP and non-GAAP income tax expense for 2015 was US$77 million, compared with income tax expense of US$6 million in 2014. The increase was mainly due to an increase of US$52 million in income tax expense incurred by Changyou.

Net Income

Before deducting the share of net income pertaining to non-controlling interest and deemed dividend to non-controlling Sogou Series A Preferred shareholders, GAAP net income for 2015 was US$109 million, compared with a net loss of US$171 million in 2014. Before deducting the share of net income pertaining to non-controlling interest, non-GAAP net income for 2015 was US$162 million, compared with a net loss of US$97 million in 2014.

GAAP net loss attributable to Sohu.com Inc. for 2015 was US$51 million, or US$1.32 loss per fully-diluted share, compared with a net loss of US$171 million in 2014. Non-GAAP net loss attributable to Sohu.com Inc. for 2015 was US$4 million, or US9 cents loss per fully-diluted share, compared with a net loss of US$120 million in 2014.

Ms. Carol Yu, President and CFO of Sohu.com Inc. commented, “For 2015, I am pleased to see our key business lines largely achieved our financial goals set at the beginning of the year. More importantly, it is our privilege to work with the teams of capable managers at each of our business lines. When today we face challenges in the light of rapid changes in our industry, I believe that our cohesive team will be able to ensure our success in the years to come.”

Business Outlook

For the first quarter of 2016, Sohu estimates:

•	Total revenues to be between US$390 million and US$420 million.

•	Brand advertising revenues to be between US$125 million and US$135 million; this implies a sequential decrease of 4% to 11% and an annual decrease of 7% to an annual increase of 1%. Sohu Media Portal revenues to be between 35% and 37% of total brand advertising revenues. Sohu Video revenues to be between 31% and 33% of total brand advertising revenues.

•	Sogou revenues to be between US$135 million and US$145 million; this implies a sequential decrease of 12% to 19% and an annual growth of 16% to 25%.

•	Online game revenues to be between US$95 million and US$105 million; this implies a sequential decrease of 17% to 25% and an annual decrease of 43% to 49%.

•	Before deducting the share of non-GAAP net income pertaining to non-controlling interest, non-GAAP net income to be between nil and US$10 million.

•	Non-GAAP net loss attributable to Sohu.com Inc. to be between US$15 million and US$25 million, and non-GAAP loss per fully-diluted share to be between US$0.40 and US$0.65.

•	Assuming no new grants of share-based awards and that the market price of our shares is unchanged; we estimate that compensation expense relating to share-based awards will be around US$9.5 million to US$10.5 million.

•	GAAP net loss attributable to Sohu.com Inc. to be between US$25 million and US$35 million, and GAAP loss per fully-diluted share to be between US$0.65 and US$0.90.

Non-GAAP Disclosure

Revision of Non-GAAP Reporting

Prior to the fourth quarter of 2014, the Company’s determined its non-GAAP results excluding share-based compensation expense, goodwill impairment, impairment of intangibles via acquisitions of businesses and related tax impact, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders of Sogou.

In the fourth quarter of 2014, we reassessed our definition of non-GAAP to better reflect the economic substance and performance of the Group. With the consideration that goodwill impairment and impairment of intangibles via acquisitions of businesses can be an indicator of the economic substance of the acquired businesses, we revised the definition of non-GAAP that we use, and excluded only share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from adjustments of contingent consideration previously recorded for acquisitions, and deemed dividend to non-controlling preferred shareholders of Sogou. Our results for the fourth quarter and fiscal year ended December 31, 2015 are presented using this revised definition of non-GAAP.

Revised Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, which are adjusted from results based on GAAP to exclude the impact of the share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders does not involve subsequent cash outflow or is reflected in the cash flows at the equity transaction level, Sohu does not factor this impact in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measures for commissions and bonuses are based on non-GAAP financial measures that exclude the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, excluding share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards has been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration previously recorded for acquisitions may recur in the future, and dividend and deemed dividend to non-controlling preferred shareholders may recur when Sohu and its affiliates enter into equity transactions. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, instability in global financial and credit markets and its potential impact on the Chinese economy; exchange rate fluctuations, including their potential impact on the Chinese economy and on Sohu’s reported US dollar results; recent slow-downs in the growth of the Chinese economy; the uncertain regulatory landscape in the People’s Republic of China; fluctuations in Sohu’s quarterly operating results; Sohu’s current and projected future losses due to increased spending by Sohu for video content; the possibilities that Sohu will be unable to recoup its investment in video content and that Changyou will be unable to develop a series of successful games for mobile platforms or successfully monetize mobile games it develops or acquires; and Sohu’s reliance on online advertising sales, online games and mobile services for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2014, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call at 8:30 a.m. U.S. Eastern Time, February 1, 2016 (9:30 p.m. Beijing/Hong Kong time, February 1, 2016) following the quarterly and fiscal year results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+65-6713-5090
Hong Kong:	+852-3018-6771
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 11:30 a.m. Eastern Time on February 1 through February 7, 2016. The dial-in details for the telephone replay are:

International:	+1-646-254-3697
Passcode:	26859474

The live Webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s Website at http://investors.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of Web properties and community based/Web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; the interactive search engine www.sogou.com; the developer and operator of online games www.changyou.com/en/ and the leading online video Website tv.sohu.com.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal m.sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of popular online games, such as Tian Long Ba Bu (“TLBB”), one of the most popular PC games in China, as well as a number of mobile games. Changyou also owns and operates the 17173.com Website, a leading game information portal in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its twentieth year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Ms. Linda Bergkamp
Christensen
Tel:	+1 (480) 614-3004
E-mail:	lbergkamp@christensenir.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2015	Sep. 30, 2015	Dec. 31, 2014	Dec. 31, 2015	Dec. 31, 2014
Revenues:
Online advertising
Brand advertising	$140,927	$151,517	$147,824	$577,114	$541,158
Search and search-related	151,251	147,938	110,029	539,521	357,839

Subtotal	292,178	299,455	257,853	1,116,635	898,997

Online games	127,001	152,501	184,405	636,846	652,008
Others	46,924	70,134	34,938	183,610	122,072

Total revenues	466,103	522,090	477,196	1,937,091	1,673,077

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $534, $184, $167, $1,381 and $823, respectively)	87,625	91,163	77,246	383,187	307,708
Search and search-related (includes stock-based compensation expense of $211, $12, $386, $330 and $1,092, respectively)	68,108	62,365	45,386	238,944	163,918

Subtotal	155,733	153,528	122,632	622,131	471,626

Online games (includes stock-based compensation expense of $45, $-96, $-37, $37 and $55, respectively)	28,266	34,635	51,754	156,315	142,552
Others (includes stock-based compensation expense of $0, $0, $2, $0 and $2, respectively)	17,552	25,996	21,204	80,618	71,456

Total cost of revenues	201,551	214,159	195,590	859,064	685,634

Gross profit	264,552	307,931	281,606	1,078,027	987,443

Operating expenses:
Product development (includes stock-based compensation expense of $9,665, $-1,332, $8,983, $19,343 and $24,982, respectively)	102,402	92,779	81,374	398,143	409,285
Sales and marketing (includes stock-based compensation expense of $1,482, $466, $1,894, $3,055 and $5,645, respectively)	98,230	98,596	115,812	383,931	526,514
General and administrative (includes stock-based compensation expense of $13,042, $-1,536, $16,442, $29,297 and $41,843, respectively)	44,946	33,330	65,995	173,160	204,325
Goodwill impairment and impairment of intangibles via acquisitions of businesses	—	40,324	52,282	40,324	52,282

Total operating expenses	245,578	265,029	315,463	995,558	1,192,406

Operating profit /(loss)	18,974	42,902	(33,857)	82,469	(204,963)

Other income	1,590	70,219	4,619	74,526	9,959
Interest income	6,004	5,192	6,273	23,459	30,977
Exchange difference	1,885	4,322	(1,169)	5,337	(1,142)

Income /(loss) before income tax expense	28,453	122,635	(24,134)	185,791	(165,169)

Income tax expense	19,656	29,461	8,612	76,936	6,050

Net Income /(loss)	8,797	93,174	(32,746)	108,855	(171,219)

Less: Net income /(loss) attributable to the noncontrolling interest shareholders	39,197	42,142	(13,171)	146,542	(32,309)
Deemed dividend to non-controlling Sogou series A preferred shareholders	—	11,911	—	11,911	27,747

Net income /(loss) attributable to Sohu.com Inc.	(30,400)	39,121	(19,575)	(49,598)	(166,657)

Basic net income /(loss) per share attributable to Sohu.com Inc.	$(0.79)	$1.01	$(0.51)	$(1.28)	$(4.33)

Shares used in computing basic net income /(loss) per share attributable to Sohu.com Inc.	38,646	38,633	38,501	38,598	38,468

Diluted net income /(loss) per share attributable to Sohu.com Inc.	$(0.80)	$1.00	$(0.52)	$(1.32)	$(4.43)

Shares used in computing diluted net income /(loss) per share attributable to Sohu.com Inc.	38,646	38,665	38,501	38,598	38,468

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Dec. 31, 2015	As of Dec. 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,245,205	$876,340
Restricted time deposits	227,285	282,186
Short-term investments	174,515	191,577
Accounts receivable, net	273,617	230,401
Prepaid and other current assets	158,890	116,704

Total current assets	2,079,512	1,697,208

Long-term investments	62,093	24,067
Fixed assets, net	508,692	540,778
Goodwill	154,219	303,426
Intangible assets, net	55,415	110,691
Restricted time deposits	136,694	144,562
Prepaid non-current assets	6,254	8,933
Other assets	39,315	37,344

Total assets	$3,042,194	$2,867,009

LIABILITIES
Current liabilities:
Accounts payable	$129,025	$127,758
Accrued liabilities	309,657	239,231
Receipts in advance and deferred revenue	135,385	127,740
Accrued salary and benefits	99,631	108,741
Taxes payable	67,480	33,380
Deferred tax liability	24,884	22,356
Short-term bank loans	344,500	25,500
Other short-term liabilities	154,017	105,644
Contingent consideration	—	3,935

Total current liabilities	$1,264,579	$794,285

Long-term accounts payable	4,600	5,143
Long-term bank loans	—	344,500
Long-term tax payable	24,732	24,829
Deferred tax liabilities	17,531	7,417
Contingent consideration	—	1,929

Total long-term liabilities	$46,863	$383,818

Total liabilities	$1,311,442	$1,178,103

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	1,241,022	1,201,661
Noncontrolling Interest	489,730	487,245

Total shareholders’ equity	$1,730,752	$1,688,906

Total liabilities and shareholders’ equity	$3,042,194	$2,867,009

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Dec. 31, 2015				Three Months Ended Sep. 30, 2015				Three Months Ended Dec. 31, 2014
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP

		534	(a)			184	(a)			167	(a)

Brand advertising gross profit	$53,302	$534		$53,836	$60,354	$184		$60,538	$70,578	$167		$70,745

Brand advertising gross margin	38%			38%	40%			40%	48%			48%

		211	(a)			12	(a)			386	(a)

Search and search-related gross profit	$83,143	$211		$83,354	$85,573	$12		$85,585	$64,643	$386		$65,029

Search and search-related gross margin	55%			55%	58%			58%	59%			59%

		745	(a)			196	(a)			553	(a)

Online advertising gross profit	$136,445	$745		$137,190	$145,927	$196		$146,123	$135,221	$553		$135,774

Online advertising gross margin	47%			47%	49%			49%	52%			53%

		45	(a)			(96	) (a)			(37	) (a)

Online games gross profit	$98,735	$45		$98,780	$117,866	$(96)		$117,770	$132,651	$(37)		$132,614

Online games gross margin	78%			78%	77%			77%	72%			72%

										2	(a)

Others gross profit	$29,372	$—		$29,372	$44,138	$—		$44,138	$13,734	$2		$13,736

Others gross margin	63%			63%	63%			63%	39%			39%

		790	(a)			100	(a)			518	(a)

Gross profit	$264,552	$790		$265,342	$307,931	$100		$308,031	$281,606	$518		$282,124

Gross margin	57%			57%	59%			59%	59%			59%

		24,979	(a)			(2,302	) (a)			27,837	(a)

Operating profit /(loss)	$18,974	$24,979		$43,953	$42,902	$(2,302)		$40,600	$(33,857)	$27,837		$(6,020)

Operating margin	4%			9%	8%			8%	-7%			-1%

		25,047	(a)			(2,302	) (a)			27,837	(a)

Net income /(loss) before Non-Controlling Interest	$8,797	$25,047		$33,844	$93,174	$(2,302)		$90,872	$(32,746)	$27,837		$(4,909)

						(2,302	) (a)
		25,047	(a)			725	(b)			27,837	(a)
		(7,352	) (b)			11,911	(c)			(21,757	) (b)

Net income /(loss) attributable to Sohu.com Inc. for diluted net income /(loss) per share	$(30,746)	$17,695		$(13,051)	$38,796	$10,334		$49,130	$(20,082)	$6,080		$(14,002)

Diluted net income /(loss) per share attributable to Sohu.com Inc.	$(0.80)			$(0.34)	$1.00			$1.27	$(0.52)			$(0.36)

Shares used in computing diluted net income /(loss) per share attributable to Sohu.com Inc.	38,646			38,646	38,665			38,701	38,501			38,501

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust Sohu’s economic interests in Changyou and Sogou under the treasury stock method.
(c)	Deemed dividend to non-controlling Sogou series A preferred shareholders.

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Twelve Months Ended Dec. 31, 2015				Twelve Months Ended Dec. 31, 2014
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP

		1,381	(a)			823	(a)

Brand advertising gross profit	$193,927	$1,381		$195,308	$233,450	$823		$234,273

Brand advertising gross margin	34%			34%	43%			43%

		330	(a)			1,092	(a)

Search and search-related gross profit	$300,577	$330		$300,907	$193,921	$1,092		$195,013

Search and search-related gross margin	56%			56%	54%			54%

		1,711	(a)			1,915	(a)

Online advertising gross profit	$494,504	$1,711		$496,215	$427,371	$1,915		$429,286

Online advertising gross margin	44%			44%	48%			48%

		37	(a)			55	(a)

Online games gross profit	$480,531	$37		$480,568	$509,456	$55		$509,511

Online games gross margin	75%			75%	78%			78%

						2	(a)

Others gross profit	$102,992	$—		$102,992	$50,616	$2		$50,618

Others gross margin	56%			56%	41%			41%

		1,748	(a)			1,972	(a)

Gross profit	$1,078,027	$1,748		$1,079,775	$987,443	$1,972		$989,415

Gross margin	56%			56%	59%			59%

		53,443	(a)			74,442	(a)

Operating profit /(loss)	$82,469	$53,443		$135,912	$(204,963)	$74,442		$(130,521)

Operating margin	4%			7%	-12%			-8%

		53,511	(a)			74,442	(a)

Net income /(loss) before non-controlling interest	$108,855	$53,511		$162,366	$(171,219)	$74,442		$(96,777)

		53,511	(a)			74,442	(a)
		(18,230	) (b)			(51,282	) (b)
		11,911	(c)			27,747	(c)

Net loss attributable to Sohu.com Inc for diluted net loss per share	$(50,829)	$47,192		$(3,637)	$(170,576)	$50,907		$(119,669)

Diluted net loss per share attributable to Sohu.com Inc.	$(1.32)			$(0.09)	$(4.43)			$(3.11)

Shares used in computing diluted net loss per share attributable to Sohu.com Inc.	38,598			38,693	38,468			38,468

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust Sohu’s economic interests in Changyou and Sogou under the treasury stock method.
(c)	Dividend or deemed dividend to non-controlling Sogou series A preferred shareholders.